Exhibit 99.1

Tech Data Corporation Announces Agreement to Acquire Joint Venture Partner’s Interest in Brightstar Europe Limited

CLEARWATER, Fla., (July 11, 2012) — Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced it has reached an agreement to acquire Brightstar Corp.’s (Brightstar) 50 percent ownership interest in Brightstar Europe Limited (BEL), a pan-European provider of distribution and integrated supply chain solutions for the mobility industry. The two companies formed the joint venture in 2007 to capitalize on the growing mobility and wireless device market in Europe. The transaction is subject to regulatory review and is expected to be completed during Tech Data’s third quarter of fiscal year 2013.

“Our European mobility business is a key element in our strategy of diversifying into higher-growth, higher-return specialty areas,” said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. “What began as a greenfield operation with Brightstar in 2007, is now a well-established, European mobility market leader with sales of approximately $1.8 billion in our last fiscal year. We are grateful to Brightstar for its partnership and expertise throughout the last five years, but believe that full ownership of our European mobility business is in the long-term best interest of our shareholders. We anticipate working with Brightstar on specific European opportunities in the future and remain committed to our TDMobility joint venture with them in the U.S.”

The terms of the agreement call for Tech Data to pay Brightstar approximately $165.6 million in cash for Brightstar’s equity in the joint venture (reflected as “noncontrolling interest” within the Company’s consolidated balance sheet) and the repayment of all loans advanced by Brightstar to the joint venture. As a result of this transaction, Tech Data expects to record an adjustment that decreases additional paid-in capital within shareholders’ equity by approximately $92 million, representing the estimated purchase price premium paid to Brightstar for its share of the joint venture and costs incurred associated with the transaction. The actual amount of the adjustment will vary based on the final purchase price allocation, exchange rates and actual costs incurred. Tech Data expects to fund the acquisition with available cash.

BEL is a consolidated subsidiary of Tech Data Corporation. As such, the transaction is not expected to impact Tech Data’s fiscal 2013 net sales, gross profit or operating income. Upon completion of the transaction, Brightstar’s portion of BEL’s operating performance, (reflected as “net income attributable to noncontrolling interest”), will be eliminated, resulting in an anticipated positive impact to fiscal 2013 net income and earnings per share attributable to shareholders of Tech Data Corporation.

Cautionary Statement

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the company’s periodic filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com.

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®. For more information, please visit www.techdata.com.

INVESTOR CONTACTS

Jeffery P. Howells

Executive Vice President and Chief Financial Officer

(727) 538-7825

jeff.howells@techdata.com

Arleen Quinones

Director, Investor Relations and Shareholder Services

(727) 532-8866

arleen.quinones@techdata.com

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